Exhibit 99.1

Sportsman’s Warehouse Holdings, Inc. Announces

Fourth Quarter and Fiscal Year 2025 Financial Results

Full year same store sales growth of 1%

Decreased inventory by $29.1 million or 8.5%; reduced net debt by 6.1%

Provides full year 2026 outlook

WEST JORDAN, Utah, March 31, 2026--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and fifty-two weeks ended January 31, 2026.

“We are pleased with our improved fourth quarter finish and full-year performance, which exceeded our revised guidance following our third quarter of 2025, and reflects the meaningful progress we are making against our strategic initiatives,” said Paul Stone, Chief Executive Officer of Sportsman’s Warehouse. “In 2025, we returned to positive same store sales growth for the first time since 2020, while also strengthening our balance sheet, improving inventory productivity, and generating positive free cash flow.”

“Our team executed with discipline throughout the year—refining our assortment, improving in-stock levels in key categories, and leaning into higher-growth areas such as Fishing and Personal Protection,” continued Stone. “These efforts are driving stronger customer engagement, improved inventory productivity, and a more efficient operating model. While the consumer environment remains pressured and we are approaching 2026 with appropriate caution, we are encouraged by the momentum in the business. With a stronger foundation in place, we believe we are well positioned to continue driving profitable growth and delivering long-term value for our shareholders.”

For the thirteen weeks ended January 31, 2026:

•
Net sales were $334.9 million, a decrease of 1.6%, compared to $340.4 million in the fourth quarter of fiscal year 2024. Performance was driven by a 6.2% gain in Hunting and Shooting Sports, led by firearms, ammunition, and less-lethal personal protection, with some additional event-driven demand. Fishing rose 3.2%, despite unseasonably warm weather in the Western U.S., which negatively affected ice fishing sales. Our other categories declined, reflecting a more promotional environment, the impact of the government shutdown, and continued pressure on the U.S. consumer.
•
Same store sales decreased 1.8% during the fourth quarter of fiscal year 2025, compared to the fourth quarter of fiscal year 2024, primarily as a result of the same factors noted above that drove net sales growth.
•
Gross profit was $95.2 million, or 28.4% of net sales, compared to $103.6 million or 30.4% of net sales in the fourth quarter of fiscal year 2024. This decrease was primarily driven by category mix,

with a higher penetration of firearms and ammunition, increased promotional activity, and lower sales in higher-margin categories.
•
Selling, general, and administrative (SG&A) expenses decreased to $96.2 million, or 28.7% of net sales, compared to $100.0 million, or 29.4% of net sales in the fourth quarter of fiscal year 2024, primarily driven by decreased payroll expense as we emphasize disciplined cost control.
•
Impairment charges of $17.8 million, related to asset write offs for ten underperforming store locations, were recorded in the fourth quarter of fiscal year 2025. No impairment charges were recorded in the fourth quarter of fiscal year 2024.
•
Net loss was $(21.7) million, compared to a net loss of $(8.7) million in the fourth quarter of fiscal year 2024. Adjusted net loss was $(3.9) million, compared to adjusted net income of $1.6 million in the fourth quarter of fiscal year 2024 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $9.6 million, compared to $14.6 million in the fourth quarter of fiscal year 2024 (see “GAAP and Non-GAAP Financial Measures”).
•
Diluted loss per share was $(0.56), compared to diluted loss per share of $(0.23) in the fourth quarter of fiscal year 2024. Adjusted diluted loss per share was $(0.10), compared to adjusted diluted earnings per share of $0.04 for the fourth quarter of fiscal year 2024 (see “GAAP and Non-GAAP Financial Measures”).

For the fifty-two weeks ended January 31, 2026:

•
Net sales were $1,209.2 million, an increase of 1.0%, compared to $1,197.6 million in fiscal year 2024. The increase in net sales was primarily driven by growth in Hunting and Shooting Sports and Fishing, supported by improved in-stock levels and a more targeted, seasonally and regionally aligned merchandising strategy. Additional gains came from an increased focus on Personal Protection, including less-lethal alternatives, and a shift to a digital first marketing approach. We opened one new store in November 2025, which contributed $2.3 million in net sales.
•
Same store sales increased 1.0% compared to fiscal year 2024, primarily as a result of the same factors noted above that drove net sales growth.
•
Gross profit was $373.5 million or 30.9% of net sales, compared to $370.5 million or 30.9% of net sales for fiscal year 2024. We experienced gross margin improvements across most departments, but these improvements were offset by lower margins in Hunting and Shooting Sports and an unfavorable mix shift toward lower margin firearms and ammunition. Gross profit was also impacted by a prior year correction in customer loyalty liability, reducing gross margin by approximately 0.2% of net sales.
•
SG&A expenses increased to $393.0 million or 32.5% of net sales, compared to $388.7 million or 32.5% of net sales for fiscal year 2024, due to increases in non-recurring expenses and a reinvestment into customer facing and sales driving areas of the business including store and support area labor to drive sales.
•
Impairment charges of $17.8 million, related to asset write offs for ten underperforming store locations, were recorded in fiscal year 2025. No impairment charges were recorded in fiscal year 2024.
•
Net loss was $(50.1) million, compared to net loss of $(33.1) million in fiscal year 2024. Adjusted net loss was $(21.3) million, compared to adjusted net loss of $(20.2) million in fiscal year 2024 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $27.5 million, compared to $29.6 million in fiscal year 2024 (see “GAAP and Non-GAAP Financial Measures”).

•
Diluted loss per share was $(1.30), compared to diluted loss per share of $(0.87) in fiscal year 2024. Adjusted diluted loss per share was $(0.56), compared to adjusted diluted loss per share of $(0.53) in fiscal year 2024 (see “GAAP and Non-GAAP Financial Measures”).

Balance sheet and capital allocation highlights as of January 31, 2026:

•
The Company ended fiscal year 2025 with net debt of $90.0 million, a decrease of 6.1% compared with last year, comprised of $47.5 million of borrowings outstanding under the Company’s revolving credit facility, $44.2 million of net borrowings outstanding under the Company’s term loan facility, and $1.7 million of cash and cash equivalents. Inventory at the end of fiscal year 2025 was $312.9 million, a decrease of 8.5% compared with last year.
•
Total liquidity was $107.8 million as of the end of fiscal year 2025, comprised of $106.1 million of availability under the Company’s revolving credit facility and term loan facility and $1.7 million of cash and cash equivalents.

Fiscal Year 2026 Outlook:

For fiscal year 2026, the Company estimates same store sales to be in the range of down 1.0% to up 2.0% and adjusted EBITDA to be in the range of $30 million to $36 million. The Company also expects capital expenditures for 2026 to be in the range of $20 million to $25 million, primarily consisting of technology investments and general store maintenance. There are no new store openings planned for 2026.

“We were encouraged by our performance in 2025, particularly our return to positive comparable sales growth,” said Jennifer Fall Jung, Chief Financial Officer of Sportsman’s Warehouse. “We strengthened our balance sheet through disciplined inventory management, reducing inventory by 8.5%, while improving its quality and productivity. This, combined with focused expense management, allowed us to generate positive free cash flow, pay down our debt, and enhance overall liquidity.”

“We are approaching the year with a balanced outlook,” continued Fall Jung. “Our strategic initiatives are firmly in motion and we believe the actions we’ve taken position us to drive profitable growth, improve returns, and continue strengthening the balance sheet. Following the comprehensive review of our store fleet, we expect to close approximately five locations over the next 12 months. These closures are anticipated to occur after the holiday season, and as such, we do not expect a material impact to this year’s results.”

The Company has not reconciled expected adjusted EBITDA for fiscal year 2025 to GAAP net income because the Company does not provide guidance for net (loss) income and is not able to provide a reconciliation to net (loss) income without unreasonable effort. The Company is not able to estimate net (loss) income on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA.

Conference Call Information:

A conference call to discuss fourth quarter and fiscal year 2025 financial results is scheduled for March 31, 2026, at 5:00 PM Eastern Time. The conference call will be held via webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP and Other Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”) and that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA. The Company defines adjusted net (loss) income as net (loss)

income plus executive transition costs, cancelled contract expenses, legal expenses, valuation allowance, impairment costs and income tax expense (benefit). Net (loss) income is the most comparable GAAP financial measure to adjusted net (loss) income. The Company defines adjusted diluted (loss) earnings per share as adjusted net (loss) income divided by diluted weighted average shares outstanding. Diluted (loss) earnings per share is the most comparable GAAP financial measure to adjusted diluted (loss) earnings per share. The Company defines Adjusted EBITDA as net (loss) income plus interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, executive transition and severance costs, impairment costs, and other expenses that we do not believe are indicative of our ongoing operations. Net (loss) income is the most comparable GAAP financial measure to adjusted EBITDA. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Financial Measures” in this release.

The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors and are frequently used by analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted (loss) earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Management uses this information as additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s management believes that these non-GAAP financial measures allow investors to evaluate the Company’s operating performance and compare its results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of the Company’s core operating performance. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.

As noted above, the Company has not provided a reconciliation of fiscal year 2026 guidance for Adjusted EBITDA, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures, including stock-based compensation expense and income tax expense that are difficult to predict in order to include in a GAAP estimate. The Company defines net debt as borrowings outstanding under the Company’s revolving credit facility and term loan facility less cash and cash equivalents. The Company defines total liquidity as total availability under the Company’s revolving credit facility plus cash and cash equivalents.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our efforts to drive stronger customer engagement, improved inventory productivity, and a more efficient operating model; our expectations regarding momentum in our business; the impact of our strategic initiatives; our ability to continue driving profitable growth, improving returns, strengthening our balance sheet, and delivering long-term value for our shareholders; our guidance for same store sales and capital expenditures for fiscal year 2026; the number of store openings in 2026; and the possibility that we will close underperforming stores in the future, including the number of stores that we expect to close, the anticipated timing of such store closures and the impact of these closures to our financial results for fiscal year 2026. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may negatively impact the demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model which is impacted by general economic and market conditions such as elevated interest rates, inflationary pressures and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes the Company susceptible to adverse conditions in this region; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which we may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s long-term strategy to open new stores in future periods, which may not be successful; the costs to close underperforming stores, if the Company decides to do so, which costs may be significant; stringent and evolving U.S. obligations related to data privacy and security; impact of general macroeconomic conditions, such as labor shortages, inflation, elevated interest rates, the impacts of tariffs and trade disputes, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2025, which was filed with the SEC on April 2, 2025, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Strategic Programs & Investor Relations

Sportsman’s Warehouse

(801) 566-6681

investors@sportsmans.com

Exhibit 99.1

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Fiscal Quarters Ended

	January 31, 2026	% of net sales	February 1, 2025	% of net sales	YOY Variance
Net sales	$334,857	100.0%	$340,398	100.0%	$(5,541)
Cost of goods sold	239,646	71.6%	236,824	69.6%	2,822
Gross profit	95,211	28.4%	103,574	30.4%	(8,363)

Operating expenses:
Selling, general and administrative expenses	96,167	28.7%	99,978	29.4%	(3,811)
Impairment expense	17,841	5.3%	-	0.0%	17,841
Income from operations	(18,797)	(5.6%)	3,596	1.0%	(22,393)
Other losses	-	0.0%	155	0.0%	(155)
Interest expense	2,993	0.9%	2,870	0.8%	123
Income before income tax expense	(21,790)	(6.5%)	571	0.1%	(22,361)
Income tax expense	(58)	0.0%	9,294	2.7%	(9,352)
Net income	$(21,732)	(6.5%)	$(8,723)	(2.6%)	$(13,009)

Earnings per share
Basic	$(0.56)		$(0.23)		$(0.33)
Diluted	$(0.56)		$(0.23)		$(0.33)

Weighted average shares outstanding
Basic	38,568		38,045		523
Diluted	38,568		38,045		523

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Fiscal Years Ended

	January 31, 2026	% of net sales	February 1, 2025	% of net sales	YOY Variance
Net sales	$1,209,182	100.0%	$1,197,633	100.0%	$11,549
Cost of goods sold	835,660	69.1%	827,167	69.1%	8,493
Gross profit	373,522	30.9%	370,466	30.9%	3,056

Operating expenses:
Selling, general and administrative expenses	393,041	32.5%	388,705	32.5%	4,336
Impairment expense	17,841	1.5%	-	0.0%	17,841
Income from operations	(37,360)	(3.1%)	(18,239)	(1.6%)	(19,121)
Other losses	75	0.0%	612	0.1%	(537)
Interest expense	13,711	1.1%	12,278	1.0%	1,433
Income before income tax expense	(51,146)	(4.2%)	(31,129)	(2.7%)	(20,017)
Income tax expense	(1,085)	(0.1%)	1,930	0.2%	(3,015)
Net income	$(50,061)	(4.1%)	$(33,059)	(2.9%)	$(17,002)

Earnings per share
Basic	$(1.30)		$(0.87)		$(0.43)
Diluted	$(1.30)		$(0.87)		$(0.43)

Weighted average shares outstanding
Basic	38,386		37,808		578
Diluted	38,386		37,808		578

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(amounts in thousands, except par value data)

	January 31,	February 1,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,659	$2,832
Accounts receivable, net	4,390	2,410
Merchandise inventories	312,858	341,958
Prepaid expenses and other	18,834	18,802
Total current assets	337,741	366,002
Operating lease right of use asset	288,590	316,499
Finance lease right of use asset	1,215	—
Property and equipment, net	133,329	167,838
Goodwill	1,496	1,496
Deferred tax asset	—	—
Definite lived intangibles, net	211	267
Total assets	$762,582	$852,102

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$44,933	$64,041
Accrued expenses	102,450	95,946
Income taxes payable	64	194
Operating lease liability, current	53,763	49,128
Finance lease liability, current	295	—
Revolving line of credit	47,524	74,654
Total current liabilities	249,029	283,963
Long-term liabilities:
Deferred income taxes	—	946
Term loan, net	44,165	24,067
Operating lease liability, noncurrent	279,933	307,422
Finance lease liability, noncurrent	895	—
Total long-term liabilities	324,993	332,435
Total liabilities	574,022	616,398

Stockholders' equity:
Common stock, $.01 par value; 100,000 shares authorized; 38,103 and 37,529 shares issued and outstanding, respectively	386	380
Additional paid-in capital	88,911	86,000
Retained earnings	99,263	149,324
Total stockholders' equity	188,560	235,704
Total liabilities and stockholders' equity	$762,582	$852,102

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(amounts in thousands)

	Fiscal Year Ended
	January 31,	February 1,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(50,061)	$(33,059)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property and equipment	39,044	40,438
Amortization of discount on debt and deferred financing fees	677	353
Amortization of definite lived intangible	56	60
Impairment	17,841	—
Loss on asset dispositions	63	612
Deferred income taxes	(946)	1,451
Stock-based compensation	3,061	4,229
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	(1,981)	(290)
Lease assets and liabilities	2,330	(6,265)
Merchandise inventories	29,100	12,752
Prepaid expenses and other	3,083	1,124
Accounts payable	(19,644)	7,996
Accrued expenses	8,833	4,680
Income taxes payable and receivable	(130)	68
Net cash provided by operating activities	31,326	34,149
Cash flows from investing activities:
Purchase of property and equipment	(22,442)	(14,556)
Proceeds from sale of property and equipment	11	76
Net cash used in investing activities	(22,431)	(14,480)
Cash flows from financing activities:
Net borrowings on line of credit	(27,130)	(51,389)
Borrowings on term loan	20,000	25,000
Increase (decrease) in book overdraft, net	(2,297)	7,568
Proceeds from issuance of common stock per employee stock purchase plan	209	304
Payment of withholdings on restricted stock units	(353)	(326)
Principal on capital leases	(69)	—
Payment of deferred financing costs and discount on term loan	(428)	(1,135)
Net cash (used in) provided by financing activities	(10,068)	(19,978)
Net change in cash and cash equivalents	(1,173)	(309)
Cash and cash equivalents at beginning of period	2,832	3,141
Cash and cash equivalents at end of period	$1,659	$2,832

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

Reconciliation of GAAP net (loss) income and GAAP dilutive (loss) earnings per share to adjusted net (loss) income and adjusted diluted (loss) earnings per share:

	For the Fiscal Quarters Ended		For the Fiscal Years Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Numerator:
Net (loss) income	(21,732)	(8,723)	(50,061)	(33,059)
Executive transition costs (1)	156	372	1,385	1,081
Cancelled contract (2)	-	-	-	911
Legal expense (3)	-	-	3,508	1,750
Valuation allowance (4)	(98)	10,082	7,241	10,082
Impairment (5)	17,841	-	17,841	-
Less tax benefit	(39)	(97)	(1,223)	(973)
Adjusted net (loss) income	(3,872)	1,634	(21,309)	(20,208)

Denominator:
Diluted weighted average shares outstanding	38,568	38,045	38,386	37,808

Reconciliation of earnings per share:
Dilutive (loss) earnings per share	(0.56)	(0.23)	(1.30)	(0.87)
Impact of adjustments to numerator and denominator	0.46	0.27	0.74	0.34
Adjusted diluted (loss) earnings per share	(0.10)	0.04	(0.56)	(0.53)

(1) Expenses incurred relating to the departure of officers and the recruitment of key members of our senior management team.
(2) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(3) Represents costs related to legal settlements and related fees and expenses.
(4) Represents estimated tax benefit had the company not been in a deferred tax asset valuation allowance position.
(5) Represents impairment costs primarily related to leasehold improvements, operating lease assets, and other fixed assets.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

Reconciliation of net (loss) income to adjusted EBITDA:

	For the Fiscal Quarters Ended		For the Fiscal Years Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net (loss) income	(21,732)	(8,723)	(50,061)	(33,059)
Interest expense	2,993	2,870	13,711	12,278
Income tax expense (benefit)	(58)	9,294	(1,085)	1,930
Depreciation and amortization	9,699	9,962	39,100	40,498
Stock-based compensation expense (1)	661	791	3,061	4,229
Executive transition costs (2)	156	372	1,385	1,081
Cancelled contract (3)	-	-	-	911
Legal expense (4)	-	-	3,508	1,750
Impairment costs (5)	17,841	-	17,841	-
Adjusted EBITDA	9,560	14,566	27,460	29,618

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to outfitters under the Sportsman's Warehouse Holdings, Inc. 2019 Performance Incentive Plan and the Sportsman's Warehouse Holdings, Inc. Employee Stock Purchase Plan.

(2) Expenses incurred relating to the departure of officers and the recruitment of key members of our senior management team.
(3) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(4) Represents costs related to legal settlements and related fees and expenses.
(5) Represents impairment costs primarily related to leasehold improvements, operating lease assets, and other fixed assets.